Exhibit 99.1

    CARDIODYNAMICS ANNOUNCES CONTRACT WITH PREMIER PURCHASING PARTNERS, INC.

      LEADING HEALTH CARE GROUP PURCHASING ORGANIZATION AWARDS SOLE-SOURCE
                              THREE-YEAR AGREEMENT

    SAN DIEGO, March 13 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that it has entered into a three-year, sole-source contract with Premier Purchasing Partners, L.P., the group purchasing division of Premier, Inc. for electrocardiogram (ECG) electrodes, cables and leadwires. Premier, Inc. is one of the largest healthcare alliances in the United States and is wholly owned by more than 200 of the nation's leading not-for-profit hospital and healthcare systems with nearly 1,700 members and affiliates.

    The Company announced that the three-year contract is for Premier members participating in Premier's Rational Choice Med/Surg program. The contract commenced March 1, 2007, and will expire on February 28, 2010. Premier's Rational Choice Med/Surg program is an innovative arrangement whereby Premier members participating in the program voluntarily agree to purchase 90% of their total annual spend in a particular category with the contract winner. CardioDynamics' contract will be serviced through its wholly-owned subsidiary, Vermed.

    Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We are very pleased to have been awarded this contract by the healthcare industry's largest group purchasing organization. This is the third award that CardioDynamics has received from Premier in the last two years and demonstrates our support of Premier's goal to provide innovative technologies and cost savings for their members. We estimate this award will generate an aggregate of approximately $3.0 million of additional revenue over the next three years. As the dominant provider of ICG systems in the world today, as well as a leader in ECG electrodes and accessories, CardioDynamics is proud to continue our ongoing relationship with Premier."

    Perry continued, "Presently, about 50% of CardioDynamic's total revenue comes from our recurring sensor and accessory business. This agreement will help facilitate additional recurring revenue sales, thereby allowing greater diversification and consistency of our company's revenue."

    About Premier:

    Serving 1,700 hospitals and 44,000 other healthcare sites, Premier is the largest healthcare alliance in the United States dedicated to improving patient outcomes while safely reducing the cost of care. Owned by not-for-profit hospitals, Premier operates the nation's largest healthcare purchasing network, the most comprehensive repository of hospital clinical and financial information and one of the largest policy-holder owned, hospital professional liability risk-retention groups in healthcare. Headquartered in San Diego, Premier has offices in Charlotte, N.C. and Washington, D.C. For more information, visit www.premierinc.com.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential increased recurring revenue and market penetration, the amount and percentage of Premier ECG contract revenue achieved, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             03/13/2007
    /CONTACT: Rhonda F. Rhyne, President of CardioDynamics, +1-800-778-4825, ext. 1013, rrhyne@cardiodynamics.com/
    /Web site:  http://www.cdic.com /